Exhibit 99.1

Contacts: Investors: Dean Schorno Genomic Health 650-569-2281 investors@genomichealth.com Media: Emily Faucette Genomic Health 650-569-2824 media@genomichealth.com	www.genomichealth.com

Genomic Health Announces Second Quarter 2011 Financial Results and Business Progress

Product Revenue Increased 19% Compared with Prior Year

QUASAR Colon Cancer Validation Study Accepted for Publication

On Track to Make Oncotype DX® DCIS Score Available to Physicians and Patients by Year-End

St. Gallen International Breast Cancer Expert Panel Guidelines Include Oncotype DX as

Predictor of Chemotherapy Benefit

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., August 3, 2011 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter ended June 30, 2011.

Total revenue increased to $50.8 million in the second quarter of 2011, compared with $43.4 million in the second quarter of 2010.  Product revenue was $50.5 million in the second quarter of 2011, an increase of 19 percent, compared with $42.5 million in the second quarter of 2010.

Net income was $2.3 million in the second quarter of 2011, compared with net income of $0.9 million in the second quarter of 2010.  Basic and diluted net income per share was $0.08 in the second quarter of 2011, compared with basic and diluted net income per share of $0.03 in the second quarter of 2010.

“We delivered strong financial results in the second quarter with year-over-year product revenue growth of 19 percent driven by strength in our U.S. breast cancer business and continued significant international growth, which we believe will be further supported by the St. Gallen Panel’s recent decision to include Oncotype® DX in its updated published breast cancer guidelines,” said Kim Popovits, President and Chief Executive Officer of Genomic Health.  “With six months of financial results delivered, we are on track to meet our 2011 financial guidance and are well positioned to realize future revenue contributions from our colon and DCIS products and international markets.”

Total operating expenses for the second quarter of 2011 were $48.5  million, including cost of product revenues of $8.2 million which was reduced by the receipt of a one-time $0.8 million license fee settlement, compared with total operating expenses for the comparable period in 2010 of $42.4  million, including cost of product revenues of $8.1 million.  Included in operating expenses for the second quarter of 2011 were non-cash charges of $4.8 million, including $3.0 million of stock-based compensation expense and $1.8 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2010 of $4.6 million.

In the second quarter of 2011, more than 16,390 Oncotype DX test results were delivered, an increase of 17 percent, compared with 14,050 test results delivered in the second quarter of 2010.

Financial Results for Six Months Ended June 30, 2011

Total revenue for the six months ended June 30, 2011 was $100.7 million, compared with $84.7 million for the first six months of 2010.  Product revenue for the six months ended June 30, 2011 was $100.0 million, compared with $82.8 million for the first six months of 2010, an increase of 21 percent.

Net income was $2.1 million for the six months ended June 30, 2011, compared with a net loss of $1.1 million for the first six months of 2010.  Basic and diluted net income per share was $0.07 for the six months ended June 30, 2011, compared with basic and diluted net loss per share of $0.04 for the first six months of 2010.

Cash and cash equivalents and investments in marketable securities at June 30, 2011 were $80.9 million compared with $76.8 million at December 31, 2010.

The company maintains financial guidance for the full-year ending December 31, 2011:

•                  Total revenue of $200 to $210 million

•                  Full-year net income of $3 to $5 million

•                  Oncotype DX test results delivered of 63,000 to 66,000

Quarterly Highlights

Oncotype DX Breast Cancer Commercial Progress

•                  Palmetto GBA, the Medicare service contractor for all U.S. patients, extended its coverage for Oncotype DX to include breast cancer patients where a lymph node status is unknown due to a prior surgical procedure, or when the test is used to guide a neoadjuvant treatment decision, effective July 15, 2011.

•                  Signed contract for payment with an additional hospital in the United Kingdom.

•                  Completed patient enrollment for decision impact studies in the United Kingdom and Germany.

•                  Initiated a decision impact study in Mexico.

•                  Launched a German patient education website.

Oncotype DX Colon Cancer Commercial Progress

•                  Results from a second large validation study, conducted by the CALGB, confirmed that the Oncotype DX colon cancer test predicts individualized recurrence risk for stage II colon cancer and were presented at the American Society of Clinical Oncology (ASCO) Annual Meeting.

Product Pipeline, Peer-Reviewed Publications and Medical Meeting Presentations

•                  Announced positive preliminary results of an Oncotype DX study in DCIS breast cancer and complete data were submitted for presentation at the San Antonio Breast Cancer Symposium (SABCS) in December.

•                  The Annals of Oncology published updated St. Gallen Breast Cancer Conference Expert Panel guidelines that include Oncotype DX for prognosis and prediction of chemotherapy benefit.

•                  Received acceptance for publication of the QUASAR colon cancer validation study from the Journal of Clinical Oncology.

•                  Presented results from ten studies in breast, colon and prostate cancers at ASCO reflecting the company’s ongoing commitment to research, development and delivery of innovative, advanced diagnostic tests to help individualize cancer treatment decisions.

•                  The Journal of Oncology Practice published results from U.S. insurer Humana’s clinical experience with the Oncotype DX breast cancer test that demonstrated internal cost savings when the test was used.

•                  The American Journal of Managed Care published results of an economic assessment suggesting that the use of Oncotype DX in breast cancer patients with 1-3 positive nodes may improve health outcomes without adding incremental cost, thereby providing valuable insight for both private and public health plans and clinicians regarding coverage policies and treatment decisions.

•                  The Annals of Oncology published results from a decision impact study of the Oncotype DX breast cancer test in Spain that showed a more than 30 percent change in chemotherapy treatment recommendations, consistent with previously reported results in the U.S., Germany, the United Kingdom, and Israel.

•                  Growing number of institutions received IRB approval and initiated patient enrollment in the node-positive breast cancer RxPONDER trial.

Conference Call Details

To access the live conference call on August 3 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1(224) 357-2389 internationally.  Please dial in approximately ten minutes prior to the start of the call.  A telephone replay will be available beginning approximately two hours after the call through August 13, and may be accessed by dialing (855)-859-2056 from the United States and Canada or +1(404) 537-3406 internationally. The replay passcode is 85853169.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s Web site at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is a molecular diagnostics company focused on the global development and commercialization of genomic-based clinical laboratory services that analyze the underlying biology of cancer allowing physicians and patients to make individualized treatment decisions.  Its lead product, the Oncotype DX® breast cancer test, has been shown to predict the likelihood of chemotherapy benefit as well as recurrence in early-stage breast cancer.  In addition to this widely adopted test, Genomic Health provides the Oncotype DX colon cancer test, the first multigene expression test developed for the assessment of risk of recurrence in patients with stage II disease.  As of June 30, 2011, more than 10,000 physicians in over 60 countries had ordered more than 200,000 Oncotype DX tests.  Genomic Health has a robust pipeline focused on developing tests to optimize the treatment of prostate and renal cell cancers, as well as additional stages of breast and colon cancers.  The company is based in Redwood City, California with European headquarters in Geneva, Switzerland.  For more information, please visit www.genomichealth.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s 2011 second quarter and annual results; the company’s belief that the St. Gallen’s panel decision supports the company’s ability to achieve revenue growth; the company’s belief that it is on track to meet its 2011 financial guidance and is well positioned to realize future revenue contributions from colon and DCIS products and international markets; the attributes and focus of the company’s product pipeline; and the ability of the company’s tests to impact clinical practice. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our tests; the risk that we may not obtain or maintain sufficient levels of reimbursement for our existing tests and any future tests we may develop; our success retaining current contracts or levels of reimbursement coverage for our tests; the risks and uncertainties associated with the regulation of our tests by the FDA and other agencies abroad; our ability to compete against third parties; our ability to develop and commercialize new tests; unanticipated costs or delays in research and development efforts; our ability to successfully commercialize our products outside of the U.S.; our ability to obtain capital when needed; our history of operating losses; fluctuations in levels of growth; the results of clinical studies; the applicability of clinical study results to actual outcomes; and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011. These forward- looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

# # #

Genomic Health, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

REVENUES:
Product revenues	$50,493	$42,514	$99,951	$82,779
Contract revenues	353	925	705	1,888
Total revenues	50,846	43,439	100,656	84,667

OPERATING EXPENSES:
Cost of product revenues	8,226	8,107	17,285	17,073
Research and development	9,879	7,980	19,971	15,773
Selling and marketing	20,529	17,517	41,064	35,532
General and administrative	9,852	8,752	20,208	17,079
Total operating expenses	48,486	42,356	98,528	85,457

Income (loss) from operations	2,360	1,083	2,128	(790)

Interest income	75	54	140	119
Other income (expense), net	(28)	(21)	(78)	1

Income (loss) before income taxes	2,407	1,116	2,190	(670)

Income tax expense	59	251	128	396

Net income (loss)	$2,348	$865	$2,062	$(1,066)

Basic net income (loss) per share	$0.08	$0.03	$0.07	$(0.04)
Diluted net income (loss) per share	$0.08	$0.03	$0.07	$(0.04)

Shares used to compute basic net income (loss) per share	29,332	28,794	29,219	28,759
Shares used to compute diluted net income (loss) per share	30,870	29,627	30,591	28,759

Genomic Health, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of
	June 30,	December 31,
	2011	2010
	(Unaudited)

Cash and cash equivalents	$23,750	$31,183
Short-term investments	37,252	45,635
Accounts receivable, net	19,369	14,306
Prepaid expenses and other current assets	6,980	6,541
Total current assets	87,351	97,665

Long-term investments	19,914	—
Property and equipment, net	9,591	10,345
Restricted cash	121	608
Other assets	4,395	2,243
Total assets	$121,372	$110,861

Accounts payable	$1,895	$3,968
Accrued expenses and other current liabilities	16,163	16,305
Deferred revenues	2,178	2,821
Other liabilities	1,471	1,657
Stockholders’ equity	99,665	86,110
Total liabilities and stockholders’ equity	$121,372	$110,861

The condensed consolidated balance sheet at December 31, 2010 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2010.